EXHIBIT 10.4

Occidental Petroleum Corporation

Form of Acknowledgement Letter

On July 16, 2008, you were granted a Return on Equity Incentive Award with a performance period of July 1, 2008 through June 30, 2011 (the “Award”).  On July 18, 2011, the Executive Compensation and Human Resources Committee (the “Committee”) of Occidental Petroleum Corporation (the “Company”) determined that events which have occurred in Libya over the course of the performance period may result in a loss or impairment of the Libyan contract, which may in turn cause the Company to write down the value of certain assets (such action, the “Write-Down”) in such a manner that, had such Write-Down occurred before the end of the performance period, the value of the Award would have been less than the value of the Award as certified by the Compensation Committee.

By signing below, you hereby acknowledge that you have been informed that if the Write-Down is taken on or prior to June 30, 2013, for every $100 million of a Write-Down, after-tax, the Committee intends to reduce your future compensation from the Company by a pre-tax amount up to $______ (the aggregate reduction amount, the “Reduction Amount”) within a period determined by the Committee. Such reduction may apply to one or more of the following:   base salary, separation or retirement pay, bonus, and stock and incentive awards (through the Committee’s exercise of negative discretion with respect to any outstanding incentive awards), until the earlier of the attainment of the Reduction Amount or  the end of the period determined by the Committee, except to the extent such reduction is not permitted under applicable law, or would cause the imposition of additional taxes and/or penalties under Section 409A of the Internal Revenue Code.

Any determinations of the Compensation Committee shall be conclusive and binding on you.

___________________
[Name of Executive]
Date:_________________